Calculation of Filing Fee Tables
F-3
Kanzhun Ltd
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Class A ordinary shares, par value US$0.0001 per share	457(r)	34,500,000	$ 8.41	$ 290,145,000.00	0.0001531	$ 44,421.20
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 290,145,000.00		$ 44,421.20
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 44,421.20
Offering Note
[1]	The amount of securities registered includes securities initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public. These securities are not being registered for the purposes of sales outside of the United States. The translation from Hong Kong dollars to U.S. dollars was made at a rate of HK$7.8499 to US$1.00, the exchange rate on June 27, 2025 set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System.

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $290,145,000.00. The prospectus is a final prospectus for the related offering.